Exhibit 10.6

BLACKROCK, INC.

1999 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Name of Grantee:	___________________

Restricted Stock:	___________________ shares of Class A Common Stock, $0.01 par value, of BlackRock, Inc. (the “Shares”)

Grant Date:	January 21, 2005

Dates Upon Which
Restrictions Lapse:	33.3% of the Shares, on December 15, 2005

33.3% of the Shares, on December 15, 2006

33.4% of the Shares, on December 15, 2007

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This Restricted Stock Agreement (this “Agreement”) is executed and delivered as of the Grant Date set forth above by and between BlackRock, Inc., a Delaware company, and its successors (the “Company”) and the Grantee set forth above. The Grantee and the Company hereby agree as follows:

1.	Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.

(a) “Acceleration Event” shall occur if (i), at the sole discretion of the Company’s Incumbent Management Committee, upon the vote of a majority of the Incumbent Management Committee to accelerate the Company’s 2002 Long-Term Retention and Incentive Plan, which vote shall occur six months following the Termination of Employment of the Chief Executive Officer of the Company for Deficient Opportunity or by the Company other than for Cause, death or Disability, if, within 60 days following such termination, a successor chief executive officer of the Company fails to assume office who is either (A) a member of the Incumbent Management Committee or (B) a person approved by a majority of the Incumbent Management Committee, or (ii) any stock options granted under the Plan shall vest and become fully vested pursuant to Section 3.3(b)(1) of the Initial Public Offering Agreement made and entered into as of September 30, 1999, by and among The PNC Financial Services Group, Inc. (“PNC”), PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.), a Delaware corporation and an indirect wholly owned subsidiary of PNC, and the Company, as amended (the “IPO Agreement”). For purposes of clause (ii), if no stock options are outstanding under the Plan, but if such options had been outstanding and would have become vested and exercisable pursuant to Section 3.3(b)(1) of the IPO Agreement, then an Acceleration Event shall be deemed to have occurred.

(b) “Affiliate” means any corporation, partnership, joint venture, association, organization or other person or entity that is directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the person or entity specified.

(c) “Cause” means (i) “Cause” as defined in any Individual Agreement, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Cause”: (A) a material breach by the Grantee of any written policies of the Company or any Affiliate required by law or established to maintain compliance with applicable law; (B) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against the Company or any Affiliate or any client of the Company or an Affiliate; (C) conviction (including a plea of nolo contendere) of the Grantee for the commission of a felony that could, in the Company’s reasonable judgment, impair the Grantee’s ability to perform his or her duties or adversely affect the Company’s or any Affiliate’s business or reputation; or (D) entry of any order against the Grantee by any governmental body having regulatory authority with respect to the Company’s or any Affiliate’s business, which order relates to or arises out of the Grantee’s employment or service relationship with the Company or any Affiliate.

(d) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(e) “Deficient Opportunity” means (i) “Deficient Opportunity” as defined in any Individual Agreement for the Chief Executive Officer, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Deficient Opportunity,” without the written consent of the Chief Executive Officer: (x) any action by the Company which results in a material diminution in the Chief Executive Officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Chief Executive Officer; (y) any failure by the Company to provide to the Chief Executive Officer any compensation and benefits to which the Chief Executive Officer is entitled, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Chief Executive Officer; or (z) the Company’s requiring the Chief Executive Officer to be based in any city other than the city in which the Chief Executive Officer is employed at the commencement of the Chief Executive Officer’s tenure as Chief Executive Officer. The Chief Executive Officer’s mental or physical incapacity following the occurrence of an event described above in any of clauses (x), (y) or (z) shall not affect the Chief Executive Officer’s ability to terminate employment for Deficient Opportunity. The Chief Executive Officer shall be entitled to such additional procedural protections as may be provided in any Individual Agreement.

(f) “Disability” means (i) “Disability” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define Disability, the Grantee’s physical or mental incapacity constituting disability, as determined under the Company’s Long-Term Disability Plan applicable to the Grantee, which, in any event, does or is reasonably expected to continue for at least six months.

(g) “Fair Market Value” means, as of a particular date, (i) the closing sales price per Share on the national securities exchange on which Shares are principally traded for the last preceding date on which there was a sale of Shares on such exchange, or (ii) if Shares are then traded in an over-the-counter market, the average of the closing bid and asked per Share in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market, or (iii) if Shares are not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of a Share shall be determined by a nationally recognized investment banking firm selected by the Committee for such purpose.

(h) “Incumbent Management Committee” means the Management Committee of the Company as it existed at such time as (i) the condition or event giving rise to the Chief Executive Officer’s termination of employment for Deficient Opportunity arose or (ii) the Chief Executive Officer’s termination of employment other than for Cause, death or Disability occurs.

(i) “Individual Agreement” means an employment, consulting or similar agreement between a Grantee and the Company or any Subsidiary or Affiliate of the Company.

(j) “Management Committee” means that committee consisting of (i) the Chief Executive Officer of the Company, (ii) the president of the Company and (iii) not less than five managing directors of the Company designated from time to time by the Chief Executive Officer of the Company and the president of the Company to serve on such committee.

(k) “Plan” shall mean the 1999 Stock Award and Incentive Plan, as amended.

(l) “Retirement” means retirement, as the Committee shall determine from time to time.

(m) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(n) “Termination of Employment” means the termination of an individual’s employment with, or performance of services for, the Company or any Subsidiary or Affiliate. An individual employed by, or performing services for, any Subsidiary or an Affiliate also shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the individual does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

2.	Grant. The Company, pursuant to the Plan, which is incorporated herein by reference, and subject to the terms and conditions thereof, grants to the Grantee as of the Grant Date the above-mentioned Shares.

3.

Restricted Period. From the Grant Date until the date on which the restrictions applicable to Shares shall lapse (each such period, a “Restricted Period”) as indicated above, the Grantee may not sell, assign, transfer, donate, pledge or otherwise dispose of Shares subject to a Restricted Period. Following the lapse of each Restricted Period, the

Shares that are no longer restricted will be delivered to the Grantee on or promptly following such date.

4.	Termination of Employment. The Restricted Period shall immediately lapse if Grantee’s Termination of Employment is by reason of death, Disability, Retirement, or if Grantee incurs a Termination of Employment as a result of a termination by the Company, the Affiliate or the Subsidiary, as applicable, of his employment without Cause. All Shares held by the Grantee subject to a Restricted Period shall otherwise be forfeited upon the Grantee’s Termination of Employment for any other reason.

5.	Voting; Dividends. During the Restricted Period, the Grantee shall have the right to vote Shares and to receive any dividends or distributions paid on such Shares.

6.	Withholding and Other Taxes. The Grantee may be required to make arrangements satisfactory to the Company or the applicable Affiliate or Subsidiary to enable it to satisfy withholding taxes and other tax obligations relating to the Shares and any amounts or property paid with respect thereto. Payment of such requirements may be made (i) in cash, (ii) by the Company retaining or not issuing such number of Shares as have a Fair Market Value at the time the Grantee becomes subject to income tax equal to the minimum necessary amount of tax to be withheld, or (iii) any combination of (i) and (ii) above.

7.	Acceleration Events. Notwithstanding any other provision of the Plan or this Agreement to the contrary, any restrictions applicable to the Shares shall lapse and the Shares shall be fully vested upon the occurrence of an Acceleration Event.

8.	Grantee’s Covenants and Acknowledgements. In order to induce the Company to enter into this Agreement, Grantee hereby covenants and acknowledges to the Company as follows:

(a) Non-Disclosure. Grantee may not, during or subsequent to Grantee’s employment with the Company or any of its Affiliates, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates except (i) while employed by the Company or any of its Affiliates, in the business of and for the benefit of the Company or any of its Affiliates, or (ii) when required to do so by a court of competent jurisdiction. In the event that Grantee becomes compelled by an order of a court to disclose any Confidential Information, Grantee is required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

For purposes of this Agreement, “Confidential Information” shall mean any non-public information (whether oral, written or contained on computer systems) relating to the business or the affairs of the Company and its Affiliates or of any client of the Company or of any of its Affiliates, whether obtained from the Company or any of its Affiliates, any client of the Company or any of its Affiliates or known by the Grantee as a consequence of or through the Company or any of its Affiliates. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees’ salary and other compensation, partners’ compensation, and other proprietary and confidential information of the Company, the Company’s Affiliates or any of their clients, that, in any case, is not otherwise available to the public. Confidential Information includes information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, financial information, costs, quotations, specification sheets and recording media. Confidential Information also includes information which relates directly or indirectly to the computer systems and computer technology of the Company and its Affiliates, including but not limited to source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information.

It is the policy of the Company not to use or accept any Confidential Information of third parties, including former employers of the Grantee. Grantee shall not disclose such Confidential Information of third parties to the Company or any of its Affiliates, their employees, agents, or independent contractors, or to any other third party, and shall not use such Confidential Information of third parties while employed by the Company or any of its Affiliates, unless the Grantee has obtained and presented to the Company the appropriate authorizations for such use or disclosure from such third parties and has also obtained the Company’s approval of such use or disclosure.

The Company and its Affiliates may, from time to time, enter into agreements and/or business relationships with third party vendors and/or suppliers of information as a result of which Grantee may have access to Confidential Information proprietary to such third parties (“Third Party Confidential Information”). The use and disclosure by the Grantee of Third Party Confidential Information shall be governed by the terms and conditions of this Agreement and shall be in strict compliance with any existing agreement between the Company or any of its Affiliates and the third parties to hold such information confidential. From time to time, the Company and/or its Affiliates enter into such agreements with third parties. Prior to using any Third Party Confidential Information, Grantee is required to inquire whether and to what extent the use of such Third Party Confidential Information is governed by an existing agreement.

The Company and its Affiliates may at times develop appropriate Chinese Wall policies and procedures (“Chinese Wall Policy”) to assure that restricted information related to a client of the Company or an Affiliate of the Company is not improperly communicated or disclosed to other employees within the Company and its Affiliates. Grantee is required to inquire of the human resources or compliance department, whether they are subject to a Chinese Wall Policy.

Grantee agrees that the Company is the exclusive owner of any business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed by the Grantee that are in the scope of, or otherwise related to the business of the Company or its Affiliates. Whenever requested to do so by the Company, Grantee shall execute any and all applications, assignments, or other instruments that the Company deems necessary to apply for and obtain patents or copyrights in the United States or any foreign country or otherwise protect the Company’s interest therein. Such obligations shall continue beyond Grantee’s Termination of Employment with the Company with respect to business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed, conceived or made by Grantee during the term of the Grantee’s employment with the Company. Further, Grantee agrees that such obligation will be binding on Grantee’s assigns, executors, administrators and other legal representatives. Grantee is required to return to the Company all Confidential Information (including all reproductions thereof whether on computer diskette or otherwise) furnished to or otherwise in their possession immediately upon request or their resignation or Termination of Employment.

(b) Non-Solicitation of Clients, etc. Grantee shall not, for a period of one year immediately following the Termination of Employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) call on, interfere with, solicit or assist in soliciting the business of any “Client” or “Prospective Client” or (ii) accept business from, or enter into a relationship with, any such “Client” or “Prospective Client”, with whom the Grantee has had personal contact or dealings on behalf of the Company or its Affiliates during the one year immediately preceding his or her Termination of Employment or with whom employees reporting to the Grantee has had personal contact or dealings on behalf of the Company or its Affiliates during the one year immediately preceding the Termination of Employment.

For purposes of this Agreement, the term “Client” shall mean any person, firm, company, or other organization to whom the Company or any of its Affiliates has supplied services, products or professional advice, and “Prospective Client” shall mean any person, firm, company or other organization with whom the Company or any of its Affiliates has had negotiations or discussions regarding the possible supply of products or services, or with respect to whom the Company or any of its Affiliates has expended significant time, effort or money in developing a bid or proposal for the supply of products or services.

(c) Non-Enticement of Employees; No Hire. Grantee shall not, during his or her employment and for a period of one (1) year following the termination of such employment, either on his or her own account or in conjunction with or on behalf of any other person, company, business entity or other organization whatsoever, directly or indirectly (i) induce, solicit, entice or procure any person who is an employee of the Company or any of its Affiliates to leave such employment or (ii) accept into employment, hire or otherwise engage or use the services of, or actively interfere with the Company’s or any Affiliates’ relationship with, any person who is an employee of the Company or any of its Affiliates or who was an employee of the Company or any of its Affiliates during the period commencing one (1) year prior to the Termination of Employment.

(d) Non-Disparagement; No Conflicts. Grantee shall not at any time during or subsequent to his or her employment with the Company or any of its Affiliates, criticize, speak ill of, disparage or make false statements in respect of the Company, its Affiliates or any of their employees; provided, however, that the Grantee shall not be prohibited from making truthful statements about the Company or any of its Affiliates. The

Grantee also shall not, during the course of employment with the Company or any of its Affiliates take any action which conflicts with (or appears to conflict with) the Company’s or any of its Affiliates’ business interests except if ordered to do so by a court or government agency.

(e) Enforceability. The Company and the Grantee agree that in the event that any one or more of the terms and conditions set forth in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

9.	Forfeiture. In the event of any breach by the Grantee of the Company’s Confidentiality and Employment Policy, as it may be amended from time to time (the “Confidentiality Policy”), or the provisions of Section 8 by the Grantee, the Company shall have the right, if such conduct or activity occurs within one year following the most recent date upon which restrictions on Shares lapse, to require the Grantee to repay to the Company the value of the Shares (based on the Fair Market Value of the Shares on each date upon which the restrictions lapsed, including for this purpose accelerated vesting pursuant to Section 4 or 7). Such repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in common stock of the Company or cash or a combination thereof (based upon the Fair Market Value of the common stock of the Company on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Grantee, if necessary, to satisfy the repayment obligation. The determination of whether a Grantee has engaged in a breach of the Confidentiality Policy or Section 8 shall be determined by the Committee in its sole discretion. Upon the occurrence of an Acceleration Event, the provisions of this Section 9 shall be inapplicable to the Grantee.

10.	Incorporation by Reference. The obligation of the Company to deliver any stock under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals.

11.	Notice. Any notice by the Grantee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall be deemed duly given if mailed to the Grantee at the address last specified to the Company by the Grantee.

12.	Amendment. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13.	Binding; Successors. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.

15.	Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware (excluding any conflict of law, rule or principle of Delaware law that might refer the governance, construction or interpretation of this Agreement to the laws of another state).

16.	Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BlackRock, Inc.

40 E. 52nd

New York, New York 10022

Attn: Robert Connolly, General Counsel

If to the Grantee:

To the last address delivered to the Company by the Grantee in the manner set forth herein.

17.	Entire Agreement. The Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

18.	Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

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This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his hand as of the Grant Date.

BLACKROCK, INC.

By:
Name:
Title:

GRANTEE

Name (Please Print)

Signature Date